EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of My Cloudz, Inc.

We consent to the inclusion in the foregoing Registration Statement of My Cloudz, Inc. on Form S-1, of our report dated April 13, 2015, relating to our audit of the balance sheet as of August 31, 2014, statement of operations, stockholders' deficit and cash flows for the periods from July 31, 2014 (Inception) through August 31, 2014. Our report dated April 13, 2015, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton & Chia, LLP

Newport Beach, CA

April 13, 2015